UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 29, 2008
Bell Microproducts Inc.
(Exact name of registrant as specified in its charter)

California	0-21528	94-3057566

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1941 Ringwood Avenue, San Jose, California	95131-1721

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 408-451-9400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
EX-99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On October 29, 2008, the Board of Directors (the “Board”) of Bell Microproducts Inc. (the “Company”) increased the number of directors constituting the Board from eight to nine and elected Mr. Peter G. Hanelt, President of PGH Consulting Inc., to fill the vacancy. The Board determined that Mr. Hanelt is an independent director pursuant to the Marketplace Rules of The NASDAQ Stock Market. Mr. Hanelt will serve on the Audit Committee of the Board.
     There are no arrangements or understandings between Mr. Hanelt and any other person pursuant to which he was elected as a director. There have been no transactions since December 31, 2006, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was, or is to be, a party, which exceeds $120,000, and in which Mr. Hanelt had, or will have, a direct or indirect material interest that is required to be disclosed pursuant to Item 404(a) of Regulation S-K.
     Mr. Hanelt will participate in the non-employee director compensation arrangements applicable to all Company non-employee directors. Under the terms of those arrangements, Mr. Hanelt will receive, among other things (i) an annual cash retainer of $30,000, paid quarterly, and an annual equity retainer of 7,500 options to purchase common stock of the Company (on the date of each annual shareholder’s meeting); and (ii) $4,000 in cash for each Board meeting attended in person and $2,000 in cash for each telephonic Board meeting, or in-person or telephonic committee meeting.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Item 99.1	Press release issued by Bell Microproducts Inc. on October 30, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bell Microproducts Inc.

October 30, 2008	By:	/s/ Andrew S. Hughes
Name: Andrew S. Hughes
Title: Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release issued by Bell Microproducts Inc. on October 30, 2008.